UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

March 27, 2008

Date of Report (Date of earliest event reported)

Kratos Defense & Security Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-27231	13-3818604
(Commission File Number)	(IRS Employer Identification No.)

4810 Eastgate Mall, San Diego, CA	92121
(address of principal executive offices)	(Zip Code)

(858) 812-7300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 27, 2008, Kratos Defense & Security Solutions, Inc. (the “Company”) entered into two amendment and waiver agreements (the “Amendments”) to its First Lien Credit Agreement and its Second Lien Credit Agreement with KeyBank National Association, as Administrative Agent, and the Lenders who are a party thereto.  The amendments waive the impact of the Company’s legal settlement of the 2004 and 2007 shareholder class action lawsuits of approximately $4.9 million on our financial covenants as of December 31, 2007 and the affected future periods.  The Amendments also amended the Credit Agreement to provide for an increase in the LIBOR floor rate to 4.25% and to require that we set aside in a restricted account approximately 50% of the proceeds of the recovery from the theft of stock options by our former stock option administrator, or approximately $1.7 million, to fund these settlement amounts.  The lenders have also reserved the right to require us to utilize the entire amount of the $3.4 million in proceeds received from the theft of stock options to permanently pay down indebtedness.  This right can be exercised no earlier than 60 days from March 27, 2008 and expires upon our compliance with financial covenants under the Credit Agreement for the four consecutive quarters commencing after January 1, 2008.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 27, 2008 the Board of Directors (the “Board”) of the Company approved a change in the fiscal year end from December 31 to the last Sunday in December.  Concurrently, the Board approved a change in the interim fiscal periods to provide that the last day of the fiscal quarter shall be the last Sunday of the calendar month of each quarter.  As a result, the first fiscal quarter of fiscal 2008, which would have ended on March 31, 2008, ended as of March 30, 2008.  With this change, the Company will operate and report using a 52-53 week fiscal year ending on the last Sunday in December.  As a result, a fifty-third week will be added every five or six years.  Prior to this change in fiscal year, the Company operated and reported using a fiscal year ending on December 31 which consisted of four calendar quarters, such that the last day of the fiscal quarter was the last day of calendar month of each quarter. The change in fiscal year and interim fiscal periods will not be applied to periods prior to the quarter ended March 30, 2008.

EXHIBIT INDEX

Item 9.01.  Exhibits.

Exhibit No.	Description
99.1	Amendment and Waiver of First Lien Credit Agreement
99.2	Amendment and Waiver of Second Lien Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kratos Defense & Security Solutions, Inc.

Date: April 1, 2008	By:	/s/ Deanna H. Lund
Deanna H. Lund
Senior Vice President, Chief Financial Officer